Exhibit 99

News/Information Investor Relations P. O. Box 1113 Minneapolis, MN 55440

FOR IMMEDIATE RELEASE

March 23, 2016

Contact: (analysts) Jeff Siemon: 763-764-2301

(media) Bridget Christenson: 763-764-6364

GENERAL MILLS REPORTS FISCAL 2016 THIRD-QUARTER RESULTS IN LINE

WITH EXPECTATIONS, REAFFIRMS FULL-YEAR OUTLOOK

Reported Results Reflect Impact of Foreign Exchange Headwinds

and Green Giant Divestiture

Company Posts Fifth Consecutive Quarter of Adjusted Operating

Profit Margin Expansion

MINNEAPOLIS, MINN.—General Mills (NYSE: GIS) today reported results for the third quarter of fiscal 2016.

Third Quarter Results Summary

•	Net sales declined 8 percent to $4.0 billion, including a 3 point decline from the Green Giant divestiture. On a constant-currency basis, net sales declined 4 percent.

•	Total segment operating profit totaled $679 million, down 3 percent. In constant currency, total segment operating profit declined 1 percent.

•	Diluted earnings per share (EPS) totaled 59 cents compared to 56 cents a year ago.

•	Adjusted diluted EPS, which excludes certain items affecting comparability of results, totaled 65 cents in the third quarter of 2016 compared to 70 cents a year ago. On a constant-currency basis, adjusted diluted EPS declined 6 percent.

Please see Note 8 to the Consolidated Financial Statements below for reconciliation of non-GAAP measures used in this release.

General Mills Chairman and Chief Executive Officer Ken Powell said, “Our third-quarter financial results were in line with our expectations. We reported a decline in net sales as anticipated, primarily reflecting the Green Giant divestiture and continued foreign exchange headwinds. Constant-currency segment operating profit was down modestly, as our cost savings efforts more than offset the impact of the Green Giant sale. Our disciplined financial management has enabled us to expand our adjusted operating profit margin for the fifth consecutive quarter while still investing in Consumer First renovation and innovation news.”

Net sales for the 13 weeks ended Feb. 28, 2016, declined 8 percent to $4.0 billion. Foreign currency exchange reduced net sales growth by 4 percentage points. Pound volume reduced net sales growth by 5 percent, and net price realization and mix contributed 1 point of net sales growth. The divestiture of the Green Giant business in November 2015 reduced net sales growth by 3 points and pound volume by 4 points. Adjusted gross margin, which excludes mark-to-market effects and certain other items affecting comparability, increased 160 basis points due to benefit from cost savings initiatives more than offsetting modest input cost inflation. Selling, general and administrative expenses (SG&A) declined 4 percent, driven by a 6 percent decrease in advertising and media expense and savings from our cost management initiatives (please see Note 4 below for more information on our restructuring actions). Total segment operating profit declined 3 percent to $679 million. On a constant-currency basis, total segment operating profit declined 1 percent. The company posted restructuring and project-related charges totaling $44 million pretax in the third quarter, including $27 million recorded in cost of sales (please see Note 4 below for more information on these charges). Net earnings attributable to General Mills totaled $362 million and diluted EPS totaled 59 cents. Adjusted diluted EPS, which excludes certain items affecting comparability, declined 7 percent to 65 cents. On a constant-currency basis, third-quarter adjusted diluted EPS declined 6 percent.

Nine Month Financial Summary

•	Net sales through the first nine months of fiscal 2016 declined 5 percent to $12.64 billion, including a 1 point decline from acquisitions and divestitures. On a constant-currency basis, net sales declined 1 percent.

•	Nine-month total segment operating profit totaled $2.34 billion, up 5 percent from the prior year. Constant-currency total segment operating profit grew 8 percent.

•	Diluted EPS totaled $2.15 compared to $1.67 a year ago.

•	Adjusted diluted EPS totaled $2.26 this year to date, up 7 percent versus year-ago levels. On a constant-currency basis, adjusted diluted EPS increased 10 percent.

Through the first nine months, General Mills constant-currency net sales declined 1 percent, reflecting the net impact of the Green Giant divestiture and the acquisition of the Annie’s business in October 2014. Total segment operating profit increased 8 percent and adjusted diluted EPS were up 10 percent in constant currency. Nine-month adjusted gross margin expanded by 170 basis points. U.S. Retail products making particularly strong contributions to nine-month net sales results include gluten-free Cheerios and Cinnamon Toast Crunch cereals, Yoplait Greek Whips! yogurt, Nature Valley grain snacks, Lärabar nutrition bars, Annie’s natural and organic products, and Totino’s hot snacks. In the Convenience Stores and Foodservice segment, Pillsbury frozen mini-bagels, Bugles and Chex Mix salty snacks, and Yoplait Parfait Pro and Simply Go-GURT yogurt varieties were strong net sales contributors. International products posting strong nine-month net sales contributions include Häagen-Dazs ice cream and Old El Paso Mexican products in Europe, Nature Valley snacks in Canada, Fiber One snacks in Mexico, and Betty Crocker sweet snacks in the Asia/Pacific region.

U.S. Retail Segment Results

Third-quarter net sales for General Mills’ U.S. Retail segment totaled $2.48 billion, down 7 percent from the prior year. Net price realization and mix contributed 1 point of net sales growth, while lower pound volume reduced sales growth by 8 points. The Green Giant divestiture reduced U.S. Retail net sales growth by 5 points and pound volume by 6 points. U.S. Retail segment operating profit of $518 million essentially matched year-ago levels, with benefits from cost savings initiatives more than offsetting the divestiture impact.

Through nine months, U.S. Retail net sales declined 2 percent to $7.77 billion. Lower pound volume subtracted 4 points of net sales growth, while net price realization and mix added 2 points of growth. Acquisitions and divestitures reduced net sales by 1 point. Segment operating profit totaled $1.75 billion, 10 percent above last year.

International Segment Results

Third-quarter net sales for General Mills’ consolidated international businesses declined 13 percent to $1.07 billion due to foreign currency exchange effects. On a constant-currency basis, net sales essentially matched year-ago levels. The Green Giant divestiture reduced International segment net sales growth by 2 points. Constant-currency net sales gains of 16 percent in Latin America and 4 percent in the Asia/Pacific region were offset by declines of 2 percent in Europe and 14 percent in Canada. International segment operating profit declined 35 percent to $70 million. On a constant-currency basis, segment operating profit was down 24 percent, due to currency-driven inflation on imported products in certain markets, as well as the Green Giant divestiture.

Through the first nine months of fiscal 2016, International segment net sales totaled $3.43 billion, down 12 percent from the prior year. Foreign currency exchange reduced net sales growth by 14 points. On a constant-currency basis, net sales grew 2 percent, reflecting positive net price realization and mix. The Green Giant divestiture reduced International segment net sales growth by 1 point. Nine-month segment operating profit declined 17 percent to $324 million. Constant-currency segment operating profit was 1 percent below year-ago results that were up 8 percent.

Convenience Stores and Foodservice Segment Results

Third-quarter net sales for the Convenience Stores and Foodservice segment totaled $454 million, 2 percent below year-ago levels due to unfavorable net price realization. Cereal, yogurt, snacks, and frozen meals led sales performance in the quarter, while market index pricing on bakery flour was the primary contributor to the net sales decline. Segment operating profit increased 31 percent to $91 million, driven primarily by increased grain merchandising earnings, favorable product mix, and benefits from cost savings initiatives.

Through the first nine months of fiscal 2016, Convenience Stores and Foodservice net sales declined 2 percent to $1.44 billion. Pound volume and unfavorable net price realization each reduced net sales growth by 1 point. Nine-month segment operating profit totaled $273 million, 8 percent above year-ago results that grew 14 percent.

Joint Venture Summary

Combined after-tax earnings from the Cereal Partners Worldwide (CPW) and Häagen-Dazs Japan (HDJ) joint ventures totaled $16 million in the third quarter, up 24 percent. Constant-currency after-tax earnings from joint ventures increased 19 percent, due primarily to volume growth for HDJ. Constant-currency net sales grew 22 percent for HDJ and declined 1 percent for CPW. Through the first nine months of 2016, after-tax joint-venture earnings totaled $65 million, down 2 percent as reported but up 8 percent in constant currency.

Corporate Items

Unallocated corporate items totaled $78 million net expense in the third quarter of fiscal 2016, compared to $112 million net expense a year earlier. Excluding mark-to-market valuation effects, restructuring and project-related charges, Annie’s integration expenses, and a $7 million foreign exchange loss in last year’s third quarter related to balance sheet re-measurement for our Venezuelan subsidiary, unallocated corporate items totaled $44 million net expense this year compared to $32 million net expense a year ago.

General Mills recorded restructuring, impairment and other exit costs totaling $17 million pretax during the third quarter compared to $49 million in the year-ago period. An additional $17 million of restructuring charges and $10 million of project-related charges were recorded in cost of sales, compared to $22 million and $3 million, respectively, in last year’s third quarter.

Net interest expense totaled $77 million in this year’s third quarter, compared to $80 million a year ago. The third-quarter effective tax rate was 31.0 percent, 5.5 percentage points higher than the prior year primarily due to less favorable impacts of U.S. federal tax legislation passed in the fiscal third quarter, and changes in earnings mix by country. Excluding items affecting comparability, the adjusted effective tax rate was 30.8 percent for the third quarter and 31.9 percent for the first nine months of 2016.

Cash Flow Items

Cash provided by operating activities totaled $1.86 billion through the first nine months of 2016, up 19 percent from the prior year due primarily to changes in working capital. Capital investments through the first nine months totaled $478 million. Dividends paid year-to-date increased 6 percent to $795 million. During the nine months of 2016, General Mills repurchased 10.6 million shares of common stock at an aggregate price of $602 million. Average diluted shares outstanding through the first nine months totaled 612 million, down 1 percent from the average of 620 million in the year-ago period.

Venezuela Divestiture

On March 16, 2016, subsequent to the close of the third quarter, General Mills sold its General Mills de Venezuela CA subsidiary to a third party and exited its business in Venezuela. The company expects to incur a non-cash charge of approximately $35 million pretax in the fourth quarter related to this sale. The transaction is not expected to have a material impact on the company’s ongoing financial results.

Outlook

Powell said, “We anticipate the impact of the Green Giant sale, continued foreign exchange headwinds, and the comparison to the year-ago period that included an extra week will result in a reported decline in fourth-quarter net sales, total segment operating profit, and adjusted diluted EPS. However, on a comparable basis, we expect our net sales growth to turn positive as our Consumer First efforts continue to take hold. For the full year, we are confident that we will deliver the growth goals we updated in December.”

General Mills reaffirmed its 2016 full-year growth outlook, which includes the impact of the Green Giant divestiture. Net sales in constant currency are expected to decline at a low single-digit rate from the 2015 levels that included a 53rd week. Total segment operating profit is expected to essentially match last year’s levels in constant currency. Constant-currency adjusted diluted EPS is expected to grow at a low single-digit rate from the base of $2.86 earned in fiscal 2015. The company estimates an 8-cent headwind from currency translation in 2016.

General Mills will hold a briefing for investors today, March 23, 2016, beginning at 8:30 a.m. Eastern time. You may access the web cast from General Mills’ internet home page: generalmills.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations and assumptions. These forward-looking statements, including the statements under the caption “Outlook,” and statements made by Mr. Powell, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions, and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates, tax rates, or the availability of capital; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in the legal and regulatory environment, including labeling and advertising regulations and litigation; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of significant accounting estimates; product quality and safety issues, including recalls and product liability; changes in consumer demand for our products; effectiveness of advertising, marketing, and promotional programs; changes in consumer behavior, trends, and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging, and energy; disruptions or inefficiencies in the supply chain; effectiveness of restructuring and cost savings initiatives; volatility in the market value of derivatives used to manage price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure or breach of our information technology systems; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. The company undertakes no obligation to publicly revise any forward-looking statement to reflect any future events or circumstances.

Consolidated Statements of Earnings and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions, Except per Share Data)

	Quarter Ended			Nine-Month Period Ended
	Feb. 28, 2016	Feb. 22, 2015	% Change	Feb. 28, 2016	Feb. 22, 2015	% Change
Net sales	$4,002.4	$4,350.9	(8.0)%	$12,635.2	$13,331.5	(5.2)%
Cost of sales	2,644.9	2,975.0	(11.1)%	8,182.5	8,897.8	(8.0)%
Selling, general, and administrative expenses	755.8	789.4	(4.3)%	2,339.7	2,502.1	(6.5)%
Divestitures (gain)	(1.5)	—	NM	(200.6)	—	NM
Restructuring, impairment, and other exit costs	16.9	49.3	(65.7)%	138.3	277.9	(50.2)%

Operating profit	586.3	537.2	9.1%	2,175.3	1,653.7	31.5%
Interest, net	77.2	80.0	(3.5)%	226.3	235.8	(4.0)%

Earnings before income taxes and after-tax earnings from joint ventures	509.1	457.2	11.4%	1,949.0	1,417.9	37.5%
Income taxes	157.6	116.5	35.3%	667.7	422.5	58.0%
After-tax earnings from joint ventures	16.2	13.1	23.7%	65.1	66.2	(1.7)%

Net earnings, including earnings attributable to redeemable and noncontrolling interests	367.7	353.8	3.9%	1,346.4	1,061.6	26.8%
Net earnings attributable to redeemable and noncontrolling interests	6.0	10.6	NM	28.6	27.1	NM

Net earnings attributable to General Mills	$361.7	$343.2	5.4%	$1,317.8	$1,034.5	27.4%

Earnings per share—basic	$0.61	$0.57	7.0%	$2.20	$1.71	28.7%

Earnings per share—diluted	$0.59	$0.56	5.4%	$2.15	$1.67	28.7%

Dividends per share	$0.44	$0.41	7.3%	$1.32	$1.23	7.3%

	Quarter Ended			Nine-Month Period Ended
	Feb. 28, 2016	Feb. 22, 2015	Basis Pt Change	Feb. 28, 2016	Feb. 22, 2015	Basis Pt Change
Comparisons as a % of net sales:
Gross margin	33.9%	31.6%	230	35.2%	33.3%	190
Selling, general, and administrative expenses	18.9%	18.1%	80	18.5%	18.8%	(30)
Operating profit	14.6%	12.4%	220	17.2%	12.4%	480
Net earnings attributable to General Mills	9.0%	7.9%	110	10.4%	7.8%	260

	Quarter Ended			Nine-Month Period Ended
	Feb. 28, 2016	Feb. 22, 2015	Basis Pt Change	Feb. 28, 2016	Feb. 22, 2015	Basis Pt Change
Comparisons as a % of net sales excluding certain items affecting comparability (a):
Adjusted gross margin	34.8%	33.2%	160	36.0%	34.3%	170
Adjusted operating profit	15.9%	15.3%	60	17.5%	15.7%	180
Adjusted net earnings attributable to General Mills	9.9%	9.8%	10	11.0%	9.9%	110

(a)	See Note 8 for a reconciliation of these measures not defined by generally accepted accounting principles (GAAP).

See accompanying notes to consolidated financial statements.

Operating Segment Results and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions)

	Quarter Ended			Nine-Month Period Ended
	Feb. 28, 2016	Feb. 22, 2015	% Change	Feb. 28, 2016	Feb. 22, 2015	% Change
Net sales:
U.S. Retail	$2,476.8	$2,651.9	(6.6)%	$7,769.9	$7,957.8	(2.4)%
International	1,071.9	1,233.9	(13.1)%	3,428.1	3,906.1	(12.2)%
Convenience Stores and Foodservice	453.7	465.1	(2.4)%	1,437.2	1,467.6	(2.1)%

Total	$4,002.4	$4,350.9	(8.0)%	$12,635.2	$13,331.5	(5.2)%

Operating profit:
U.S. Retail	$518.4	$520.8	(0.5)%	$1,748.5	$1,594.1	9.7%
International	70.4	108.4	(35.1)%	323.6	388.7	(16.7)%
Convenience Stores and Foodservice	90.6	69.0	31.3%	273.2	252.5	8.2%

Total segment operating profit	679.4	698.2	(2.7)%	2,345.3	2,235.3	4.9%
Unallocated corporate items	77.7	111.7	(30.4)%	232.3	303.7	(23.5)%
Divestitures (gain)	(1.5)	—	NM	(200.6)	—	NM
Restructuring, impairment, and other exit costs	16.9	49.3	(65.7)%	138.3	277.9	(50.2)%

Operating profit	$586.3	$537.2	9.1%	$2,175.3	$1,653.7	31.5%

	Quarter Ended			Nine-Month Period Ended
	Feb. 28, 2016	Feb. 22, 2015	Basis Pt Change	Feb. 28, 2016	Feb. 22, 2015	Basis Pt Change
Segment operating profit as a % of net sales:
U.S. Retail	20.9%	19.6%	130	22.5%	20.0%	250
International	6.6%	8.8%	(220)	9.4%	10.0%	(60)
Convenience Stores and Foodservice	20.0%	14.8%	520	19.0%	17.2%	180

Total segment operating profit	17.0%	16.0%	100	18.6%	16.8%	180

See accompanying notes to consolidated financial statements.

Consolidated Balance Sheets

GENERAL MILLS, INC. AND SUBSIDIARIES

(In Millions, Except Par Value)

	Feb. 28, 2016	Feb. 22, 2015	May 31, 2015
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$782.7	$784.2	$334.2
Receivables	1,390.9	1,585.3	1,386.7
Inventories	1,350.2	1,585.1	1,540.9
Deferred income taxes	86.2	120.7	100.1
Prepaid expenses and other current assets	401.3	389.1	423.8

Total current assets	4,011.3	4,464.4	3,785.7
Land, buildings, and equipment	3,604.5	3,725.4	3,783.3
Goodwill	8,692.4	8,935.1	8,874.9
Other intangible assets	4,509.8	4,993.3	4,677.0
Other assets	813.6	1,236.5	811.2

Total assets	$21,631.6	$23,354.7	$21,932.1

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,725.6	$1,481.3	$1,684.0
Current portion of long-term debt	1,103.5	1,750.6	1,000.4
Notes payable	640.3	1,897.9	615.8
Other current liabilities	1,784.3	1,572.7	1,589.9

Total current liabilities	5,253.7	6,702.5	4,890.1
Long-term debt	7,024.4	6,614.2	7,575.3
Deferred income taxes	1,575.6	1,792.7	1,550.3
Other liabilities	1,687.5	1,594.7	1,744.8

Total liabilities	15,541.2	16,704.1	15,760.5

Redeemable interest	826.7	801.5	778.9
Stockholders’ equity:
Common stock, 754.6 shares issued, $0.10 par value	75.5	75.5	75.5
Additional paid-in capital	1,164.4	1,293.2	1,296.7
Retained earnings	12,514.0	12,070.4	11,990.8
Common stock in treasury, at cost, shares of 161.0, 158.6 and 155.9	(6,450.2)	(6,160.1)	(6,055.6)
Accumulated other comprehensive loss	(2,414.9)	(1,837.8)	(2,310.7)

Total stockholders’ equity	4,888.8	5,441.2	4,996.7
Noncontrolling interests	374.9	407.9	396.0

Total equity	5,263.7	5,849.1	5,392.7

Total liabilities and equity	$21,631.6	$23,354.7	$21,932.1

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions)

	Nine-Month Period Ended
	Feb. 28, 2016	Feb. 22, 2015
Cash Flows—Operating Activities
Net earnings, including earnings attributable to redeemable and noncontrolling interests	$1,346.4	$1,061.6
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	441.2	443.7
After-tax earnings from joint ventures	(65.1)	(66.2)
Distributions of earnings from joint ventures	38.6	36.8
Stock-based compensation	71.7	84.5
Deferred income taxes	37.7	31.2
Tax benefit on exercised options	(57.2)	(56.6)
Pension and other postretirement benefit plan contributions	(35.2)	(35.3)
Pension and other postretirement benefit plan costs	88.2	68.3
Divestitures (gain)	(200.6)	—
Restructuring, impairment, and other exit costs	83.0	275.2
Changes in current assets and liabilities, excluding the effects of acquisitions and divestitures	206.0	(182.2)
Other, net	(92.2)	(99.6)

Net cash provided by operating activities	1,862.5	1,561.4

Cash Flows—Investing Activities
Purchases of land, buildings, and equipment	(477.6)	(490.9)
Acquisitions, net of cash acquired	(84.0)	(822.3)
Investments in affiliates, net	63.7	(92.1)
Proceeds from disposal of land, buildings, and equipment	4.5	1.3
Proceeds from divestitures	825.8	—
Exchangeable note	19.5	—
Other, net	(16.8)	(4.3)

Net cash provided (used) by investing activities	335.1	(1,408.3)

Cash Flows—Financing Activities
Change in notes payable	54.8	766.4
Issuance of long-term debt	542.9	1,274.6
Payment of long-term debt	(1,000.3)	(395.6)
Proceeds from common stock issued on exercised options	103.0	103.1
Tax benefit on exercised options	57.2	56.6
Purchases of common stock for treasury	(601.8)	(1,161.7)
Dividends paid	(794.6)	(751.3)
Distributions to noncontrolling and redeemable interest holders	(81.7)	(24.0)
Other, net	—	(14.6)

Net cash used by financing activities	(1,720.5)	(146.5)

Effect of exchange rate changes on cash and cash equivalents	(28.6)	(89.7)

Increase (decrease) in cash and cash equivalents	448.5	(83.1)
Cash and cash equivalents—beginning of year	334.2	867.3

Cash and cash equivalents—end of period	$782.7	$784.2

Cash Flow from Changes in Current Assets and Liabilities, excluding the effects of acquisitions and divestitures:
Receivables	$(48.7)	$(176.4)
Inventories	(89.3)	(50.8)
Prepaid expenses and other current assets	(2.6)	(11.7)
Accounts payable	75.9	(18.9)
Other current liabilities	270.7	75.6

Changes in current assets and liabilities	$206.0	$(182.2)

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(1)	The accompanying Consolidated Financial Statements of General Mills, Inc. (we, us, our, General Mills, or the Company) have been prepared in accordance with accounting principles generally accepted in the United States for annual and interim financial information. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature.

(2)	During the second quarter of fiscal 2016, we sold our North American Green Giant product lines for $822.7 million in cash, and we recorded a pre-tax gain of $199.1 million. We received net cash proceeds of $788.0 million after transaction-related costs. After the divestiture, we retained a brand intangible asset of $30.1 million related to our continued use of the Green Giant brand in certain markets outside of North America.

On October 21, 2014, we acquired Annie’s, Inc. (Annie’s), a publicly traded food company headquartered in Berkeley, California, for an aggregate purchase price of $821.2 million, which we funded by issuing debt. We consolidated Annie’s into our Consolidated Balance Sheets and recorded goodwill of $589.8 million, an indefinite lived intangible asset for the Annie’s brand of $244.5 million and a finite lived customer relationship asset of $23.9 million. The pro forma effects of this acquisition were not material.

(3)	After the end of our fiscal third quarter, on March 16, 2016, we sold our General Mills de Venezuela CA subsidiary to a third party and exited our business in Venezuela. As a result of this transaction we expect to record a loss on the sale of approximately $35 million pre-tax in the fourth quarter of fiscal 2016.

(4)	We are currently pursuing several multi-year restructuring initiatives designed to increase our efficiency and focus our business behind our key growth strategies. Charges related to these activities were as follows:

	Quarter Ended		Nine-Month Period Ended
In Millions	Feb. 28, 2016	Feb. 22, 2015	Feb. 28, 2016	Feb. 22, 2015
Cost of sales	$17.3	$21.9	$60.9	$40.5
Restructuring, impairment, and other exit costs	16.9	49.3	138.3	277.9

Total restructuring charges	$34.2	$71.2	$199.2	$318.4

Project-related costs classified in cost of sales	$10.1	$2.8	$39.4	$3.5

In the first quarter of fiscal 2016, we approved Project Compass, a restructuring plan designed to enable our International segment to accelerate long-term growth through increased organizational effectiveness and reduced administrative expense. In connection with this project, we expect to eliminate approximately 725 to 775 positions. We expect to incur approximately $62 to $65 million of net expenses relating to this action of which approximately $61 million will be cash. We recorded $52.8 million of restructuring charges in the nine-month period ended February 28, 2016, relating to this action. We expect this action to be completed by the end of fiscal 2017.

Project Century (Century) began in fiscal 2015 as a review of our North American manufacturing and distribution network to streamline operations and identify potential capacity reductions. In the second quarter of fiscal 2016, we broadened the scope of Project Century to identify opportunities to streamline our supply chain outside of North America. As part of the expanded project, we notified employees and their representatives of our decision to close manufacturing facilities in our International segment supply chain located in Berwick, United Kingdom and East Tamaki, New Zealand. These actions will affect approximately 285 positions. We expect to incur total restructuring charges of approximately $47 to $52 million relating to these actions, of which approximately $22 million will be cash. We recorded $17.9 million of restructuring charges in the third quarter of fiscal 2016 and $18.3 million in the nine-month period ended February 28, 2016, relating to these actions. We expect these actions to be completed by the end of fiscal 2017.

As part of Century, in the first quarter of fiscal 2016, we notified the union member employees and union representatives at our West Chicago, Illinois facility of our decision to close this cereal and dry dinner manufacturing plant in our U.S. Retail segment supply chain. This action will affect approximately 500 positions, and we expect to incur approximately $114 million of net expenses relating to this action, of which approximately $57 million will be cash. We recorded $8.2 million of restructuring charges in the third quarter of fiscal 2016 and $72.2 million in the nine-month period ended February 28, 2016, relating to this action. We expect this action to be completed by the end of fiscal 2019.

As part of Century, in the first quarter of fiscal 2016, we notified the employees at our snacks manufacturing facility in Joplin, Missouri of our decision to close this plant in our U.S. Retail segment supply chain. This action will affect approximately 120 positions, and we expect to incur approximately $8 million of net expenses relating to this action, of which less than $1 million will be cash. We recorded $0.6 million of restructuring charges in the third quarter of fiscal 2016 and $8.4 million in the nine-month period ended February 28, 2016, relating to this action. We expect this action to be completed by the end of fiscal 2016.

Also, we recorded $17.2 million of restructuring charges related to Century actions previously announced in the third quarter of fiscal 2016 and $56.2 million in the nine-month period ended February 28, 2016.

During the nine-month period ended February 28, 2016, we paid $116.2 million in cash related to restructuring initiatives.

In addition to restructuring charges, we expect to incur approximately $111 million of additional project-related costs, which will be recorded in cost of sales, all of which will be cash. We recorded project-related costs of $10.1 million in the third quarter of fiscal 2016 and $39.4 million in the nine-month period ended February 28, 2016 and $10.5 million in the third quarter of fiscal 2015 and $3.5 million in the nine-month period ended February 22, 2015.

Details of our restructuring initiatives were as follows:

	Quarter Ended		Quarter Ended		Nine-Month Period Ended		Nine-Month Period Ended
In Millions	February 28, 2016		February 22, 2015		February 28, 2016		February 22, 2015
	Charge	Cash	Charge	Cash	Charge	Cash	Charge	Cash
Compass	$(0.8)	$3.6	$—	$—	$52.8	$29.1	$—	$—
Total Century (a)	43.9	24.9	69.9	1.8	155.1	38.0	158.8	8.3
Catalyst	(8.9)	11.3	1.3	28.4	(8.7)	46.9	146.3	30.2
Combination of certain operational facilities	—	1.1	—		—	2.1	13.9	—
Other	—	0.1	—	2.5	—	0.1	(0.6)	4.7

Total restructuring charges	34.2	41.0	71.2	32.7	199.2	116.2	318.4	43.2
Project-related costs	10.1	10.5	2.8	—	39.4	37.7	3.5	—

Restructuring charges and project-related costs	$44.3	$51.5	$74.0	$32.7	$238.6	$153.9	$321.9	$43.2

(a) Includes $17.3 million and $21.9 million of restructuring charges recorded in cost of sales during the third quarter of fiscal 2016 and fiscal 2015, respectively, and $60.9 million and $40.5 million for the nine-month periods ended February 28, 2016 and February 22, 2015, respectively.

In Millions	Nine-Month Period Ended February 28, 2016		Fiscal Year Ended May. 31, 2015		Estimated Future		Estimated Total		Estimated Savings (b)
	Charge	Cash	Charge	Cash	Charge	Cash	Charge	Cash
Compass	$52.8	$29.1	$—	$—	$11	$32	$64	$61
Total Century (a)	155.1	38.0	181.8	12.0	110	125	447	175
Catalyst	(8.7)	46.9	148.4	45.0	—	11	140	103
Combination of certain operational facilities	—	2.1	13.9	6.5	1	4	15	12
Other	—	0.1	(0.6)	0.1	—	—	—	—

Total restructuring charges	199.2	116.2	343.5	63.6	122	172	666	351
Project-related costs	39.4	37.7	13.2	9.7	58	64	111	111

Restructuring charges and project-related costs	$238.6	$153.9	$356.7	$73.3	$180	$236	$777	$462	$500

(a) Includes $60.9 million of restructuring charges recorded in cost of sales during fiscal 2016.

(b) Cumulative annual savings targeted by fiscal 2018. Includes savings from SG&A cost reduction projects.

(5)	Unallocated corporate expense totaled $78 million in the third quarter of fiscal 2016 compared to $112 million in the same period in fiscal 2015. In the third quarter of fiscal 2016, we recorded $17 million of restructuring charges and $10 million of restructuring initiative project-related costs compared to $22 million of restructuring charges and $3 million of restructuring initiative project-related costs in the same period last year. In addition, we recorded a $7 million net increase in expense related to the mark-to-market valuation of certain commodity positions and grain inventories in the third quarter of fiscal 2016 compared to a $44 million net increase in expense in the same period last year. We also recorded a $7 million foreign exchange loss related to the remeasurement of assets and liabilities of our Venezuelan subsidiary and $4 million of integration costs resulting from the acquisition of Annie’s in the third quarter fiscal 2015.

Unallocated corporate expense totaled $232 million in the nine-month period ended February 28, 2016, compared to $304 million in the same period last year. In the nine-month period ended February 28, 2016, we recorded $61 million of restructuring charges and $39 million of restructuring initiative project-related costs compared to $40 million of restructuring charges and $4 million of restructuring initiative project-related costs in the same period last year. In addition, we recorded a $3 million net decrease in expense related to the mark-to-market valuation of certain commodity positions and grain inventories in the nine-month period ended February 28, 2016, compared to a $98 million net increase in expense in the same period a year ago. We also recorded $8 million of integration costs resulting from the acquisition of Annie’s and a $7 million foreign exchange loss related to the remeasurement of assets and liabilities of our Venezuelan subsidiary in the nine-month period ended February 22, 2015. The decrease in unallocated corporate expense also reflects cost savings from Project Catalyst and other cost management initiatives.

(6)	Basic and diluted earnings per share (EPS) were calculated as follows:

	Quarter Ended		Nine-Month Period Ended
In Millions, Except per Share Data	Feb. 28, 2016	Feb. 22, 2015	Feb. 28, 2016	Feb. 22, 2015
Net earnings attributable to General Mills	$361.7	$343.2	$1,317.8	$1,034.5

Average number of common shares—basic EPS	595.6	598.2	599.1	604.5
Incremental share effect from: (a)
Stock options	9.6	11.1	9.9	11.5
Restricted stock, restricted stock units, and other	3.3	4.5	3.2	4.3

Average number of common shares—diluted EPS	608.5	613.8	612.2	620.3

Earnings per share—basic	$0.61	$0.57	$2.20	$1.71
Earnings per share—diluted	$0.59	$0.56	$2.15	$1.67

(a)	Incremental shares from stock options and restricted stock units are computed by the treasury stock method.

(7)	The effective tax rate for the nine-month period ended February 28, 2016, was 34.3 percent compared to 29.8 percent for the nine-month period ended February 22, 2015. The 4.5 percentage point increase was primarily driven by significant non-deductible expenses related to the Green Giant divestiture in the second quarter of fiscal 2016 and changes in earnings mix by country.

(8)	We have included ten measures in this release that are not defined by GAAP: (1) constant-currency net sales growth rates, (2) diluted EPS excluding certain items affecting comparability, (3) diluted EPS excluding certain items affecting comparability growth rates on a constant-currency basis, (4) total segment operating profit, (5) constant-currency total segment operating profit growth rates, (6) constant-currency International segment operating profit growth rates, (7) constant-currency net sales growth rates for our International segment, (8) constant-currency after-tax earnings from joint ventures growth rates, (9) earnings comparisons as a percent of net sales excluding certain items affecting comparability, and (10) effective income tax rates excluding certain items affecting comparability. We believe that these measures provide useful supplemental information to assess our operating performance. These measures are reconciled below to the measures as reported in accordance with GAAP, and should be viewed in addition to, and not in lieu of, our diluted EPS and operating performance measures as calculated in accordance with GAAP.

Certain measures in this release are presented excluding the impact of foreign currency exchange. To present this information, current period results for entities reporting in currencies other than United States dollars are translated into United States dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than the actual average exchange rates in effect during the current fiscal year. Therefore, the foreign currency impact is equal to current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year.

Constant-currency net sales growth rates follows:

	Percentage Change in Total Net Sales as Reported	Impact of Foreign Currency Exchange		Percentage Change in Total Net Sales on Constant- Currency Basis
Quarter Ended Feb. 28, 2016	(8)%	(4	)pts	(4)%
Nine-Month Period Ended Feb. 28, 2016	(5)%	(4	)pts	(1)%

Diluted EPS excluding certain items affecting comparability and the related constant-currency growth rates follow:

	Quarter Ended			Nine-Month Period Ended			Fiscal Year
Per Share Data	Feb. 28, 2016	Feb. 22, 2015	Change	Feb. 28, 2016	Feb. 22, 2015	Change	2015
Diluted earnings per share, as reported	$0.59	$0.56	5%	$2.15	$1.67	29%	$1.97
Mark-to-market effects (a)	—	0.05		(0.01)	0.10		0.09
Divestitures (gain) (b)	—	—		(0.14)	—		—
Acquisition integration costs (c)	—	0.01		—	0.01		0.02
Restructuring charges (d)	0.05	0.07		0.22	0.32		0.35
Project-related costs (d)	0.01			0.04	—		0.01
Tax item (e)	—	—		—	—		0.13
Venezuela currency devaluation (f)	—	0.01		—	0.01		0.01
Indefinite-lived intagible asset impairment (g)	—	—		—	—		0.28

Diluted earnings per share, excluding certain items affecting comparability	$0.65	$0.70	(7)%	$2.26	$2.11	7%	$2.86

Foreign currency exchange impact			(1)%			(3)%

Diluted earnings per share growth, excluding certain items affecting comparability, on a constant-currency basis			(6)%			10%

(a)	See Note 5.
(b)	See Note 2.
(c)	Integration costs resulting from the acquisition of Annie’s in fiscal 2015.
(d)	See Note 4.
(e)	The fiscal 2015 tax item is related to the one-time repatriation of historical foreign earnings in fiscal 2015.
(f)	Impact of remeasuring the assets and liabilities of our Venezuelan subsidiary following currency devaluation in fiscal 2014 and fiscal 2015.
(g)	Impact of an impairment charge related to our Green Giant brand intangible asset in fiscal 2015.

A reconciliation of total segment operating profit to the relevant GAAP measure, operating profit, is included in the Statements of Operating Segment Results.

Constant-currency total segment operating profit growth rates follows:

	Percentage Change in Total Segment Operating Profit as Reported	Impact of Foreign Currency Exchange		Percentage Change in Total Segment Operating Profit on a Constant-Currency Basis
Quarter Ended Feb. 28, 2016	(3)%	(2	)pts	(1)%
Nine-Month Period Ended Feb. 28, 2016	5%	(3	)pts	8%

Constant-currency International segment operating profit growth rates follows:

	Percentage Change in International Segment Operating Profit as Reported	Impact of Foreign Currency Exchange		Percentage Change in International Segment Operating Profit on Constant-Currency Basis
Quarter Ended Feb. 28, 2016	(35)%	(11	)pts	(24)%
Nine-Month Period Ended Feb. 28, 2016	(17)%	(16	)pts	(1)%

Constant-currency International segment region net sales growth rates follow:

	Quarter Ended Feb. 28, 2016
	Percentage Change in Net Sales as Reported	Impact of Foreign Currency Exchange		Percentage Change in Net Sales on Constant- Currency Basis
Europe	(9)%	(7	)pts	(2)%
Canada	(26)	(12)		(14)
Asia/Pacific	(1)	(5)		4
Latin America	(22)	(38)		16

Total International	(13)%	(13	)pts	Flat

	Nine-Month Period Ended Feb. 28, 2016
	Percentage Change in Net Sales as Reported	Impact of Foreign Currency Exchange		Percentage Change in Net Sales on Constant- Currency Basis
Europe	(11)%	(12	)pts	1%
Canada	(17)	(15)		(2)
Asia/Pacific	(1)	(4)		3
Latin America	(23)	(34)		11

Total International	(12)%	(14	)pts	2%

Constant-currency after-tax earnings from joint ventures growth rates follows:

	Percentage Change in After-tax Earnings from Joint Ventures as Reported	Impact of Foreign Currency Exchange		Percentage Change in After-tax Earnings from Joint Ventures on Constant-Currency Basis
Quarter Ended Feb. 28, 2016	24%	5	pts	19%
Nine-Month Period Ended Feb. 28, 2016	(2)%	(10	)pts	8%

Earnings comparisons as a percent of net sales excluding certain items affecting comparability follow:

	Quarter Ended
In Millions	Feb. 28, 2016		Feb. 22, 2015
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$1,357.5	33.9%	$1,375.9	31.6%
Mark-to-market effects (b)	7.3	0.2%	43.7	1.0%
Restructuring charges (c)	17.3	0.4%	21.9	0.5%
Project-related costs (c)	10.1	0.3%	2.8	0.1%
Venezuela currency devaluation (e)	—	—%	2.9	—%

Adjusted gross margin	$1,392.2	34.8%	$1,447.2	33.2%

Operating profit as reported	$586.3	14.6%	$537.2	12.3%
Mark-to-market effects (b)	7.3	0.2%	43.7	1.0%
Restructuring charges (c)	34.2	0.8%	71.2	1.6%
Project-related costs (c)	10.1	0.3%	2.8	0.1%
Divestitures (gain) (d)	(1.5)	—%	—	—%
Venezuela currency devaluation (e)	—	—%	7.2	0.2%
Acquisition integration costs (f)	—	—%	4.1	0.1%

Adjusted operating profit	$636.4	15.9%	$666.2	15.3%

Net earnings attributable to General Mills as reported	$361.7	9.0%	$343.2	7.9%
Mark-to-market effects, net of tax (b)	4.6	0.1%	27.5	0.6%
Restructuring charges, net of tax (c)	26.2	0.7%	45.4	1.0%
Project-related costs, net of tax (c)	6.3	0.1%	1.8	—%
Divestitures (gain), net of tax (d)	(1.5)	—%	—	—%
Venezuela currency devaluation, net of tax (e)	—	—%	7.2	0.2%
Acquisition integration costs, net of tax (f)	—	—%	2.5	0.1%

Adjusted net earnings attributable to General Mills	$397.3	9.9%	$427.6	9.8%

(a)	Net sales less cost of sales.
(b)	See Note 5.
(c)	See Note 4.
(d)	See Note 2.
(e)	Impact of remeasuring the assets and liabilities of our Venezuelan subsidiary following currency devaluation in fiscal 2015.
(f)	Integration costs resulting from the acquisition of Annie’s, Inc.

	Nine-Month Period Ended
In Millions	Feb. 28, 2016		Feb. 22, 2015
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$4,452.7	35.2%	$4,433.7	33.3%
Mark-to-market effects (b)	(3.1)	—%	98.0	0.7%
Restructuring charges (c)	60.9	0.5%	40.5	0.3%
Project-related costs (c)	39.4	0.3%	3.5	—%
Venezuela currency devaluation (e)	—	—%	2.9	—%

Adjusted gross margin	$4,549.9	36.0%	$4,578.6	34.3%

Operating profit as reported	$2,175.3	17.2%	$1,653.7	12.4%
Mark-to-market effects (b)	(3.1)	—%	98.0	0.7%
Restructuring charges (c)	199.2	1.6%	318.4	2.4%
Project-related costs (c)	39.4	0.3%	3.5	—%
Divestitures (gain) (d)	(200.6)	(1.6)%	—	—%
Venezuela currency devaluation (e)	—	—%	7.2	0.1%
Acquisition integration costs (f)	—	—%	7.6	0.1%

Adjusted operating profit	$2,210.2	17.5%	$2,088.4	15.7%

Net earnings attributable to General Mills as reported	$1,317.8	10.4%	$1,034.5	7.8%
Mark-to-market effects, net of tax (b)	(2.0)	—%	61.7	0.5%
Restructuring charges, net of tax (c)	135.1	1.1%	197.2	1.5%
Project-related costs, net of tax (c)	24.8	0.2%	2.2	—%
Divestitures (gain), net of tax (d)	(89.6)	(0.7)%	—	—%
Venezuela currency devaluation, net of tax (e)	—	—%	7.2	0.1%
Acquisition integration costs, net of tax (f)	—	—%	5.2	—%

Adjusted net earnings attributable to General Mills	$1,386.1	11.0%	$1,308.0	9.9%

(a)	Net sales less cost of sales.
(b)	See Note 5.
(c)	See Note 4.
(d)	See Note 2.
(e)	Impact of remeasuring the assets and liabilities of our Venezuelan subsidiary following currency devaluation in fiscal 2015.
(f)	Integration costs resulting from the acquisition of Annie’s, Inc.

A reconciliation of the effective income tax rate as reported to the effective income tax rate excluding certain items affecting comparability follows:

	Quarter Ended				Nine-Month Period Ended
	Feb. 28, 2016		Feb. 22, 2015		Feb. 28, 2016		Feb. 22, 2015
In Millions	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes
As reported	$509.1	$157.6	$457.2	$116.5	$1,949.0	$667.7	$1,417.9	$422.5
Mark-to-market effects (b)	7.3	2.7	43.7	16.2	(3.1)	(1.1)	98.0	36.3
Restructuring charges (c)	34.2	8.0	71.2	25.8	199.2	62.0	318.4	116.6
Project-related costs (c)	10.1	3.8	2.8	1.0	39.4	14.6	3.5	1.3
Divestitures (gain) (d)	(1.5)	—	—	—	(200.6)	(111.0)	—	—
Venezuela currency devaluation (e)	—	—	7.2	—	—	—	7.2	—
Acquisition integration costs (f)	—	—	4.1	1.6	—	—	7.6	2.4

As adjusted	$559.2	$172.1	$586.2	$161.1	$1,983.9	$632.2	$1,852.6	$579.1

Effective tax rate:
As reported		31.0%		25.5%		34.3%		29.8%
As adjusted		30.8%		27.5%		31.9%		31.3%

(a)	Net sales less cost of sales.
(b)	See Note 5.
(c)	See Note 4.
(d)	See Note 2.
(e)	Impact of remeasuring the assets and liabilities of our Venezuelan subsidiary following currency devaluation in fiscal 2015.
(f)	Integration costs resulting from the acquisition of Annie’s, Inc.